Exhibit 8.1

January 17, 2017

MACOM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Ladies and Gentlemen:

We have acted as counsel to MACOM Technology Solutions Holdings, Inc., a Delaware corporation (“MACOM”), in connection with the Merger and the Second Merger, together with the Offer, the Transactions, as defined in the Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of November 21, 2016, by and among MACOM, Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), and Montana Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of MACOM (“Purchaser”) and Montana Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent, and the name of which was changed, following the execution of the Agreement, to MACOM Connectivity Solutions, LLC (together with Purchaser, the “Merger Subs”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, Registration Statement No. 333-215224, filed with the Securities and Exchange Commission on Form S-4, as amended through the date hereof (the “Registration Statement”), which includes the prospectus/offer of MACOM, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Company, Merger Subs, and MACOM, including factual statements and representations set forth in letters dated the date hereof from officers of Company, Merger Subs, and MACOM (the “Representation Letters”). We have assumed that all statements in such Representation Letters made “to the best of the knowledge of” or “to the knowledge of” any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Company, Merger Subs, and MACOM, including those set forth in the Representation Letters as well as the updated Representation letter executed as of the Effective Time.

MACOM Technology Solutions Holdings, Inc.	- 2 -	January 17, 2017

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the Transactions will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Second Effective Time. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial decisions, administrative interpretations, and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, such judicial decisions, such administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely on the information, and subject to the assumptions, qualifications and limitations, stated herein and in the Registration Statement, the statements under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement constitute our opinion as to the material United States federal income tax consequences of the Transactions.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Company, Merger Subs, and MACOM. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

MACOM Technology Solutions Holdings, Inc.	- 3 -	January 17, 2017

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP